EXHIBIT 10-q-1
Summary of Non-Employee Director Compensation and Benefits
Cash Compensation
Effective February 22, 2006, the cash compensation of the non-employee Directors was set as follows:
(i)	Base annual retainer of $30,000;

(ii)	Board meeting fee of $1,500 per day if the director attends the meeting in person;

(iii)	Committee chairmanship annual retainer of $15,000, except that the Chairman of the Audit Committee shall have an annual retainer of $20,000;

(iv)	Committee membership annual retainer (not including the chairman) of $7,500 per committee per member;

(v)	Committee meeting fee of $1,000 for any meeting whether attended in person or by telephone, whether or not a meeting is held on the same day as any other Committee or Board meeting; and
The retainers and fees are payable as follows:
(vi)	Base and Committee chairmanship and membership annual retainers — in cash quarterly in advance; unless a director elects to take payment in Shares under the provisions of Section 7 of the Directors Plan, in which case the director may elect, not later than December 31 of the year preceding the year as to which the election is applicable; a director electing to take payment in Shares will be issued his shares on the same date as the cash retainer and applicable meeting fees are paid to non-electing directors; and

(vii)	Meeting fees — quarterly in arrears.
Directors are also reimbursed for transportation and other expenses actually incurred in attending Board and Committee meetings.
In addition, on November 15, 2006, the Board granted to each non-employee Director then in office a special one-time supplemental cash payment of $30,000, payable in January 2007, in recognition of their performance and efforts in assisting and supporting the Company’s phased restructuring strategy over the past two years..
Equity Compensation
In addition, under the Director’s Stock Plan, upon initial election to the Board, each non-employee Director shall be granted an option to purchase 40,000 shares of the Corporation’s Common Stock at the closing price per share (the Fair Market Value) on the date of grant as reported in the Nasdaq reporting system (or on the next preceding day such stock was traded if it was not traded on the date of grant). Thereafter, each non-employee Director who has served as a non-employee Director for at least six (6) months and is elected a director at, or who was previously elected and continues as a Director after, that Annual Meeting shall be granted:

•	an option to purchase 10,000 shares on the day of the Annual Meeting of Shareholders (“First Annual Grant”); and
•	an option to purchase 10,000 shares six (6) months after the First Annual Grant (“Second Annual Grant”) ;
provided that the Board may, by action taken on or before the day following the date of any such Annual Meeting, defer the First Annual Grant for up to forty five (45) days following such Annual Meeting and may defer the Second Annual Grant up to forty five (45) days before or after the six (6) month anniversary of the First Annual Grant.
These stock options become exercisable in four (4) approximately equal annual installments and are exercisable during a Director’s Board service for up to 10 years after the grant date.
A Director who retires from the Board at or after age fifty five (55) or before age fifty five (55) and with at least five (5) years of Board service may exercise all remaining stock options granted (whether or not otherwise exercisable) for up to five (5) years after his or her retirement date (or the expiration date specified in the option). If a Director dies while serving on the Board, his or her estate, heirs or legatees (or a permitted assignee) may exercise all remaining stock options (whether or not otherwise exercisable) for up to three (3) years after the Director’s date of death (or the expiration date specified in the option). A Director who becomes disabled or resigns for reasons of the antitrust laws, compliance with the Corporation’s conflict of interest policies or other circumstances that the Compensation and Management Development Committee (the Committee) may determine as serving the best interests of the Corporation may exercise his or her remaining stock options to the extent exercisable at the date of termination of his or her Board service for such period after that date as the Committee may determine (or the expiration date specified in the option).
If a Change of Control as defined in the Bylaws, all stock options outstanding under the Directors Stock Plan become fully exercisable (whether or not otherwise then exercisable) and each such option shall expire at the earlier of five (5) years from the date of the Change of Control or the expiration date specified in the option. In all other cases, a Director’s stock options expire upon termination of his or her Board service.
Deferred Cash Compensation
A Director may elect to defer receipt of all or a portion of his or her compensation for Board service under the Corporation’s Deferred Compensation Plan for Directors, Directors Stock Plan or both.
Pursuant to the Deferred Compensation Plan for Directors, a Director may elect to defer receipt of all or a portion of the cash compensation the Director will receive beginning January 1 of the year following the year in which such an election is made.
All amounts so deferred will be payable to the Director at a specified future time and will be paid either in a lump sum or through a series of periodic payments in accordance with the Director’s instructions. Amounts deferred may be invested in a number of benchmark funds at the Director’s discretion.
An election to defer fee payments may be terminated at any time. However, such termination will be effective only with respect to fees commencing January 1 of the year following the year in which the Director’s notice to terminate such deferral is received by the Corporation.
Deferred Equity Compensation
Under the Directors Stock Plan, a Director may elect each calendar year:
•	to defer all or any part of his or her cash retainer fees payable during the following calendar year through receipt of non-forfeitable or restricted shares of the Corporation’s Common Stock (Restricted Shares), valued at the closing market price on the date when each payment of retainer fees would otherwise be made in cash; or
Compensation deferred through receipt of Restricted Shares will not be subject to federal income tax (under present laws and regulations) until the restrictions on those shares lapse. The amount of the taxable income a Director is deemed to receive when the restrictions lapse, however, will be the value of the shares at that time.
Restricted Shares are subject to forfeiture if the Director ceases to be a Director prior to his or her normal retirement date under the Board’s retirement policy (presently age 55 for non-employee Directors) for reasons other than compliance with antitrust laws or the Corporation’s conflict of interest policies, death or other circumstances the Board determines not to be adverse to the Corporation’s best interests. This “risk of forfeiture” is what makes the Restricted Shares eligible for deferred taxation.
An election form for making an election or elections under either or both of these Plans is included in the Forms section.
Mileage Reimbursement For Use Of Personal Automobile
For use of your personal automobile in connection with attending meetings of the Board or Board Committees or other activities incident to Board service, the Corporation will reimburse Directors at the maximum per mile rate set by the Internal Revenue Service.